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                                                                 Exhibit 99.1


MATTSON TECHNOLOGY COMPLETES ACQUISITION OF CONCEPT SYSTEMS DESIGN; CONCEPT SYSTEMS' SHAREHOLDERS AGREE TO TERMS OF SALE

BUSINESS WIRE - AUGUST 05, 1998 06:16

FREMONT, Calif.--(BUSINESS WIRE)--Aug. 5, 1998--Mattson Technology Inc. (NASDAQ:MTSN) a global supplier of advanced process equipment used to manufacture semiconductors, today announced that it completed its acquisition of Concept Systems Design Inc. ("Concept"), a leading supplier of epitaxial
(EPI) systems on July 31, 1998.

The transaction was achieved through the merger of a wholly owned subsidiary of Mattson with, and into Concept. In connection with the merger, Mattson issued 795,138 shares of Mattson Common Stock to the former shareholders of Concept (the "Concept Shareholders"). The Concept Shareholders also may acquire up to 547,569 additional shares of Mattson Common Stock in connection with the merger if certain conditions are met prior to the end of the first twenty-four full calendar months following the closing of the transaction.

"The acquisition solidifies the front-end focus for Mattson," stated Brad Mattson, CEO of Mattson Technology. "The purchase adds experience, critical mass, and a revenue stream with a productivity and technology focus. With our rapid ascent as a leader in the Strip market, we are in a position to provide cost effective solutions to manufacturers in the HTP and EPI markets."

Continually extending productivity with its production proven Aspen platform, Mattson intends to deliver the same advantages in a new arena with its entry into the EPI market.

Ralph Martin has been appointed as president of Concept Systems Design, effective immediately. Mattson's HTP Division (High Temperature Processing) has merged operations with Concept forming a new Concept -- HTP subsidiary. Martin will continue to report directly to CEO Brad Mattson, and will share his duties as president of Mattson Technology with Mattson and newly appointed chief operating officer Dave Dutton.

Incorporated in 1989, Concept Systems Design has long been a leader in the EPI market with the venerable Gemini product line. Concept's installed base represents a significant segment of the batch EPI market. Along with a 60,000 sq. ft. headquarters located in Fremont, Calif. Concept is strategically positioned worldwide with locations throughout

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Europe, Asia, and the U.S. to service an installed base of over 400 systems.

Forward-looking statements in this release, including but not limited to, those concerning Mattson's and/or Concept's future financial performance, product availability, the potential benefits of the proposed acquisition, and the potential features of or benefits to be derived from Mattson's or Concept's products, involve a number of uncertainties and risks, (including those related to the possible inability to consummate the transaction within the time estimated or at all) and actual events or results may differ materially. Assuming consummation of this transaction, factors that could cause actual events or results to differ materially include, among others, the following: the risks associated with the integration of Mattson's and Concept's respective operations, technologies and products, possible disruptive effects of organizational or personnel changes, shifts in customer demand, market acceptance of Mattson's and Concept's new or enhanced products, delays in scheduled product availability dates, actions or announcements by competitors, product defects, general business conditions and general market conditions in the semi-conductor equipment industry, and other factors described in Mattson's S.E.C. reports on Forms 10-K, 10-Q and 8-K.

Mattson Technology Inc. is a multiple product supplier of semiconductor process equipment for photoresist strip, isotropic etch, chemical vapor deposition and rapid thermal processing. The company's products combine advanced process technology on a high productivity platform, backed by industry-leading support.

Since beginning operations in 1989, the company's core vision has been to help bring productivity gains to semiconductor manufacturers worldwide.

Headquartered in Fremont, the company maintains sales and support centers throughout the United States, Europe, Asia/Pacific and Japan. For more information, please contact Mattson Technology Inc., 3550 W. Warren Avenue, Fremont CA 94538. Telephone: 800/MATTSON. Fax: 510/657-0165. Internet: www.mattson.com.

     CONTACT: Mattson Technology Inc.
              Lindsey Mitobe, 510/492-6334
              lmitobe@mattson.com
               or
              The Loomis Group Inc.
              Slate Olson, 415/882-9494
              slate@loomisgroup.com